Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

SiTime Corporation

Santa Clara, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-235255 and 333-236847) of SiTime Corporation of our report dated February 16, 2021, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ BDO USA, LLP

San Jose, California

February 16, 2021